Exhibit 10.1

Execution Version

Transition Agreement

This Transition Agreement (the “Agreement”) is entered into by and between Convera Corporation (the “Company”) and Patrick C. Condo (“Mr. Condo”) on May 29, 2009.

Recitals

WHEREAS, the Company and Mr. Condo entered into an Employment Agreement on October 26, 2005 (the “Employment Agreement”) with respect to Mr. Condo’s employment arrangement as President and Chief Executive Officer of the Company;

WHEREAS, the Board of Directors of the Company has determined it to be in the best interests of the Company and its stockholders: (i) to engage in a transaction in which the Company’s entire operating business will be contributed to a wholly owned subsidiary of the Company (“Sub”) by the Company’s assignment of all of the business-related assets of the Company to Sub and Sub’s assumption of all of the liabilities of the Company (the “Contribution”); and (ii) thereafter, to have Sub enter into a business combination with Firstlight Online Limited or its successor and merger subsidiaries and then to distribute all of the outstanding shares of the common stock in the post-merger company (“Newco”) beneficially owned by the Company to the holders of all of the outstanding shares of the Company’s Class A common stock on a pro rata basis, and

WHEREAS, in connection with the strategic plan of Contribution and the Merger, the Company and Mr. Condo wish to transit Mr. Condo from the Company to Sub and the Company wishes to continue to retain Mr. Condo’s service to Sub upon the Contribution to continue until the time of the closing of the Merger (the “Merger Date”), and the Company and Mr. Condo wish to promote and support Mr. Condo’s election or appointment as Chairman of the board of directors of the Newco, subject to the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the provisions and promises contained herein, the Company and Mr. Condo agree as follows:

1. Mr. Condo agrees to continue in his position as President and Chief Executive Officer of the Company, and the Company agrees to appoint Mr. Condo as a director and the Chairman of the board of directors of Sub immediately following the Contribution.   During this time, including through the Contribution and to the Merger Date, the Employment Agreement remains in effect.

2. The Company agrees to promote and support Mr. Condo’s election or appointment as Chairman of the board of directors of the Newco.

3. Mr. Condo agrees to resign his position as President and Chief Executive Officer of the Company effective as of the Merger Date.

4. Effective on the Merger Date, Mr. Condo’s duties at the Company will cease and Mr. Condo will return to the Company or its designee all confidential information and other Company property in his possession or control.

5. Subject to Mr. Condo signing and delivering to the Company the general release of claims in favor of the Company and related persons and entities in the form of Exhibit A attached hereto (the “Release”) within 21 days following the Merger Date and the expiration of the seven-day revocation period as specified in the Release, the Company will pay Mr. Condo an aggregate amount of $480,000 in cash, less applicable withholdings (the “Transition Fee”), in a lump sum on the 30th day after the Merger Date, provided that the Release has become effective prior to such date.  Notwithstanding anything to the contrary in this Agreement, if Mr. Condo’s employment with the Company is terminated for Cause (as defined in the Employment Agreement) or as a result of his death or disability before the Merger Date, Mr. Condo will not be entitled to any Transition Fee or any other benefits provided for in this Agreement except the accrued vacation payments through December 31, 2008 as described in Paragraph 8 below, and the terms in his Employment Agreement applicable to such scenarios will apply.

6. All of Mr. Condo’s stock options (listed on Exhibit B attached hereto) will vest on the Merger Date.  Mr. Condo may exercise vested stock options for a period of 90 days after the Merger Date.

7. In accordance with the Company’s standard policies and practices, the Company will reimburse Mr. Condo for reasonable, ordinary and necessary out-of-pocket business expenses incurred by him on behalf of the Company through the Merger Date.

8. Within 3 days following the date of the signing of this Transition Agreement, the Company shall pay Mr. Condo for his accrued but unused vacation time, if any, due and owing as of December 31, 2008 in accordance with the Company’s standard policies and practices less applicable withholdings.

9. On the Merger Date, the Company shall:

a)
pay Mr. Condo for his accrued but unused vacation time accrued between January 1, 2009 and the Merger Date inclusive, if any, in accordance with the Company’s standard policies and practices (except that Mr. Condo shall accrue vacation time in excess  of the Company’s maximum permitted accrual under its standard policies and practices between January 1, 2009 and the Merger Date inclusive), less applicable withholdings; and

b)	cease Mr. Condo’s health and dental coverage provided through the Company; thereafter, Mr. Condo may extend such coverage at his own expenses through COBRA continuation.

10. Mr. Condo hereby acknowledges that, except as set forth expressly in this Agreement, he is not entitled to receive any other payments or benefits in connection with the transition, either under this Agreement or under any other prior arrangement or agreement.  Except as provided herein, upon completion of the Merger as described above, this Agreement supersedes, cancels and replaces any other agreement or arrangement between Mr. Condo and the Company, written or oral.  Any right or entitlement in effect or available to Mr. Condo under any such other agreement or arrangement is hereby unconditionally and irrevocably waived by Mr. Condo.  Notwithstanding the foregoing, any employee confidentiality agreement and any other agreement between Mr. Condo and the Company by which Mr. Condo has assigned intellectual property to the Company shall remain in effect.  The Company makes no representation or warranty and shall have no liability to Mr. Condo, his heirs, executors, administrators or assigns if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11. The Company hereby represents that the Company has no knowledge of any pending or threatened claims against Mr. Condo in his capacity as an officer or director of the Company or of any basis therefore.

12. This Agreement may not be changed or altered, except by a writing signed by the Company and Mr. Condo.  The parties agree that if any provision of this Agreement is deemed invalid, the remaining provisions will still be given full force and effect to the largest extent permissible under applicable law.  Further, any material breach of this Agreement by Mr. Condo shall excuse the Company from further performance of this Agreement.  The remedies set forth herein are not intended to exclude any other remedies available to either party at law or equity.

13. This Agreement shall be governed by and, for all purposes, construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed in such state.  The Company and Mr. Condo agree that the federal or state courts of the Commonwealth of Virginia shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement or Mr. Condo’s employment by the Company or the transition hereunder, and Mr. Condo hereby consents to accept service of process as provided under Virginia law or by registered mail, return receipt requested, and waives any objection to personal jurisdiction of Mr. Condo in the state or federal courts of the Commonwealth of Virginia.

IN WITNESS WHEREOF, this Transition Agreement has been duly executed and delivered by the parties on the day and year first written above.

CONVERA CORPORATION	PATRICK C. CONDO
By: /s/Ronald J. Whittier Authorized Signature	/s/ Patrick C. Condo Signature
Dated: May 29, 2009	Dated: May 29, 2009

Exhibit A

GENERAL RELEASE BY PATRICK CONDO

          I, Patrick C. Condo, in consideration of the payments and benefits provided to me by Convera Corporation (together with its subsidiaries and affiliates, the “Company”) under the Transition Agreement, dated as of May 29, 2009 (the “Agreement”), the receipt and sufficiency of which are hereby expressly acknowledged by me, do hereby release and forever discharge as of the date hereof the Company and all present, former and future owners (direct and indirect), shareholders, directors, officers, affiliates, agents, representatives, benefit plan administers, employees, attorneys, parents, subsidiaries, divisions, branches, units, successors and assigns of the Company (collectively, the “Released Parties”) to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under the Agreement represent consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraph 4 below and except for the provisions of my Agreement which expressly survive my transition from the Company to Sub and to the Newco (as defined in the Agreement), I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, had, have or may have, which arise out of or are connected with my employment with, or transition out of, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). For the avoidance of doubt, Claims shall not include any claim that arises out of a breach of the Agreement (or any other agreement between me and the Company) by the Company occurring after the date hereof.

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my transition is in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release. I acknowledge that this General Release does not affect my right to file a charge or complaint with any federal, state or local agency or to participate or cooperate in such a matter. However, I also acknowledge that I am not entitled to monetary damages resulting from actions brought by any federal, state or local agency.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8.
I agree to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

9.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

10.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;
(b)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
(d)	I HAVE BEEN ADVISED TO CONSULT WITH MY OWN ATTORNEY AND TAX ADVISOR BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(e)
I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON MAY 6, 2009 TO CONSIDER IT AND THE CHANGES MADE SINCE THE MAY 6, 2009 VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE MAY 6, 2009 EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;
(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

/s/ Patrick C. Condo
Name: Patrick C. Condo
Date: May 29, 2009

Exhibit B

Stock Options of Mr. Condo

Convera Corporation
Stock Options Granted and Outstanding
Patrick C. Condo

1999 Stock Option Plan

Grant Date/Type	Security	Price	Granted	Excercised	Cancelled	Repurchased	Outstanding	Vested	Outstanding Exercisable

12/17/1999 / NQ	CNVR	$4.38	13,332	-	-	-	13,332	13,332	13,332
12/17/1999 / NQ	CNVR	$4.38	161,668	-	-	-	161,668	161,668	161,668
4/27/2000 / NQ	CNVR	$4.38	100,000	-	-	-	100,000	100,000	100,000

Total 1999 Stock Option Plan Grants			275,000	-	-	-	275,000	275,000	275,000

2000 Stock Option Plan

6/8/2001 / ISO	CNVR	$4.38	91,324	70,300	-	-	21,024	21,024	21,024
6/8/2001 / NQ	CNVR	$4.38	383,725	-	-	-	383,725	383,725	383,725
6/8/2001 / NQ	CNVR	$4.38	24,951	-	-	-	24,951	24,951	24,951
11/30/2004 / ISO	CNVR	$4.71	63,693	-	-	-	63,693	63,693	63,693
11/30/2004 / NQ	CNVR	$4.71	686,307	-	-	-	686,307	686,307	686,307
3/25/2008 / PS	CNVR	$1.92	700,000	-	-	-	700,000	-	-

Total 2000 Stock Option Plan Grants			1,950,000	70,300	-	-	1,879,700	1,179,700	1,179,700

Total			2,225,000	70,300	-	-	2,154,700	1,454,700	1,454,700